Exhibit 99.1

PRESS RELEASE Entegris, Inc. Corporate Headquarters 3500 Lyman Boulevard Chaska Minnesota 55318 USA Tel. 952-556-3131 Steve Cantor VP of Corporate Relations Tel. 978-436-6750 irelations@entegris.com

FOR RELEASE at 4PM ET

Entegris Provides Update on Third Quarter

CHASKA (Minneapolis), Minn., September 8, 2009 – Entegris, Inc. (NasdaqGS: ENTG) reported that its net sales were approximately $71 million through the first nine weeks of the third quarter, which ends September 26, 2009, and indicated it currently estimates net sales will be at least $100 million for the full quarter. Entegris reported net sales of $82.6 million for the full second quarter ended June 27, 2009. The second and third quarters of 2009 each consists of 13 weeks. The Company’s ability to achieve the estimated net sales for the quarter is subject to a number of factors, many of which are outside its control. See “Forward-Looking Statements” below.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for an offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146.

About Entegris

Entegris provides a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in the semiconductor and other high-tech industries. Entegris has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, India, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

Certain information contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, and involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements that include such word as “estimate” are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Specifically, the Company notes that its ability to achieve the estimated net sales for the quarter is subject to a number of risks and other factors (many of which are outside its control), including but not limited to its ability to achieve order levels consistent with its current run rate to date this quarter and to manufacture and ship its products consistent with its current expectations, the level of order cancellations or deferrals, as well as general business and market conditions. Additional information concerning these and other risk factors may be found in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on September 2, 2009, as well as other matters and important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company undertakes no obligation to update publicly any forward-looking statements contained herein.

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